Exhibit 99.2

NEWS FROM SEI

Company Contact:

Dana Grosser

610-676-2459

dgrosser@seic.com

Pages:        1

FOR IMMEDIATE RELEASE

SEI ANNOUNCES INCREASE IN STOCK REPURCHASE

PROGRAM

OAKS, Pa., Oct. 19, 2010 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today approved an increase in its stock repurchase program by an additional $100 million. Since the beginning of calendar year 2010, the Company repurchased approximately 4,409,000 shares at a cost of $88.3 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of June 30, 2010, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $380 billion in mutual fund and pooled assets and manages $149 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from numerous offices worldwide. For more information, visit www.seic.com.

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